UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 5, 2014

First Reliance Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-49757	80-0030931
(Commission File Number)	(IRS Employer Identification No.)

2170 W. Palmetto Street
Florence, South Carolina	29501
(Address of Principal Executive Offices)	(Zip Code)

(843) 656-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The annual meeting of shareholders of First Reliance Bancshares, Inc. (the “Company”) was held on June 5, 2014 (the “Annual Meeting”). Proxies for the Annual Meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. Of the 4,569,895 shares outstanding, at the Annual Meeting, there were present in person or by proxy 2,922,399 shares of the Company’s common stock, representing approximately 64.4% of the total outstanding eligible votesThe matters listed below were submitted to a vote of the Company’s shareholders and the final voting results were as follows:

Proposal 1:	Elect Directors. To elect three individuals to serve as Class A Directors until the 2017 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Name	For	Withheld	Abstentions	Broker Non-Votes
Leonard A. Hoogenboom	2,776,741	101,447	--	44,151
F. R. Saunders, Jr.	2,783,694	94,494	--	44,151
J. Munford Scott	2,813,988	64,200	--	44,151

Proposal 2:	Advisory Vote on Executive Compensation (“Say-on-Pay”). To ratify and approve a non-binding shareholder resolution regarding the Company’s executive compensation policies and practices and compensation paid to executive officers.

For	Against	Abstentions	Broker Non-Votes
2,330,665	510,310	37,013	44,151

Based on the Board of Directors’ recommendation in the Company’s proxy statement for 2013 Annual Meeting and the voting results with respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Company has determined to hold an advisory vote on executive compensation annually.

Proposal 3:	Nonbinding Proposal to Ratify Bylaw Amendment. Proposal to ratify, on an advisory basis, an amendment to the Company's bylaw's that disqualifies a person from serving on the board of directors if he or she is party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy or service as a director of the Company.

For	Against	Abstentions	Broker Non-Votes
2,524,499	381,353	16,287	--

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST RELIANCE BANCSHARES, INC.

Dated: June 9, 2014	By:	/s/ Jeffrey A. Paolucci
Jeffrey A. Paolucci Chief Financial Office